EXHIBIT 99

PENTAIR
WATERS EDGE PLAZA
1500 COUNTY ROAD B2 WEST
SAINT PAUL, MN 55113-3105
612.636.7920

NEWS RELEASE

DATE:  DECEMBER 22, 1993

FOR RELEASE:  IMMEDIATELY

CONTACT:  MARK CAIN (612) 636-7920

PENTAIR COMPLETES SCHROFF ACQUISITION

ST PAUL, MN - Pentair, Inc. (NASDAQ/NMS:PNTA), the St. Paul-based manufacturer of industrial products and paper, today announced it has completed the acquisition of the Schroff Group, Straubenhardt, Germany. The transaction included the net assets and business of the Schroff Group, including its international subsidiaries. The purchase is retroactive to January 1, 1994.

Schroff designs, manufactures and markets cabinets, cases, subracks and accessories for the electronics industry. The company has approximately 1,400 employees with operations in Germany, France, England, the United States, Japan,
Sweden, Finland, Italy and Taiwan. Schroff is the largest manufacturer in Europe's electronic enclosure market and a world technical leader. The company's 1993 sales were approximately $160 million.

Pentair's Hoffman Engineering subsidiary is the leading North American manufacturer of electrical enclosures and related products. Schroff and Hoffman Engineering together will represent leadership in the world-wide enclosure market. The combination of electronic enclosures from Schroff and electrical enclosures from Hoffman provides the most comprehensive product offering in the world.

Pentair, Inc. is a St. Paul, Minnesota-based company with 1993 sales of $1.3 billion. The company comprises approximately 9,700 employees in 11 businesses which manufacture electrical and electronics enclosures; woodworking equipment; power tools; sporting ammunition; automotive service equipment; industrial lubrication systems and material dispensing equipment; pumps; and paper. Pentair common stock is quoted on the NASDAQ National Market System under the symbol: PNTA.